Exhibit 99.2
RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda
www.ramre.com
PRESS INFORMATION FOR IMMEDIATE RELEASE
May 9, 2006
RAM HOLDINGS LTD. APPOINTS CONRAD VOLDSTAD TO BOARD OF DIRECTORS
Hamilton, Bermuda, May 9, 2006 — RAM Holdings Ltd. (Nasdaq National Market: RAMR) announced today that its Board of Directors, on recommendation of the Nominating and Corporate Governance Committee, appointed Conrad Voldstad to fill a vacancy on the Board of Directors created by the resignation of Michael J. Miller, which was expected as disclosed in the Company’s Registration Statement on Form S-1.
Welcoming Mr. Voldstad to the Board, Mr. Vernon M. Endo, Chief Executive Officer and President of the Company said, “Connie brings to the Board a wealth of experience in the structured finance and global fixed income capital markets, where financial guaranty products play an increasingly important role. We believe his perspective and unique insight will add an important dimension to the Board discussion.”
Mr. Voldstad’s career includes over ten years at Merrill Lynch & Co. where he held several senior management positions, including Co-Head of Debt Capital Markets from 1997 – 1998 and Head of European Debt Markets from 1995 — 1997. From 1998 to 1999, he was a member of the Oversight Committee of Merrill Lynch & Co. that liquidated the assets and positions of Long Term Capital. In 2001, Mr. Voldstad became a founder and Principal of New Jersey based Arlington Hill Investment Management, LLC, which manages a fixed income hedge fund. In addition, Mr. Voldstad is a founder, advisor, and director of Pallium Investment Management, a start-up investment management company majority owned by the Bank of Montreal that intends to be involved in the credit derivatives market. Mr. Voldstad has a J.D. degree from Fordham University and an MBA from Dartmouth College. Mr. Voldstad is a member of the Board of Overseers, Amos Tuck School, Dartmouth College. Mr. Voldstad will serve as a Director until the next Annual General Meeting of the Company, when it is expected that he will be placed on the ballot for election by the shareholders.
On May 4, 2006, Mr. Miller submitted a letter to the Board of Directors tendering his resignation from the Board of Directors effective immediately. Mr. Miller’s resignation was expected, as disclosed in the Company’s Registration Statement on Form S-1 for its initial public offering. Affiliates of CIVC Partners, of which Mr. Miller is a principal, sold a substantial portion of their shares of the Company in the initial public offering. Mr. Endo said, “We certainly appreciate Mike’s contributions during his four years on the Board, including his participation on the Compensation and Pricing Committees. We are also grateful for the support provided by CIVC, one of our original shareholders, which has enabled our Company to develop from a start up to a significant participant in the financial guaranty reinsurance market.”
RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.
Contact Information:
Vernon M. Endo
Chief Executive Officer
441-298-2105
vendo@ramre.bm
Victoria Guest
General Counsel
441-298-2116
vguest@ramre.bm

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